Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2019 Financial Results

Net Income of $582 million, $1.46 EPS, $0.97 Adjusted EPS1

Second Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$494 million	16.6%	$36.45/share

CORE PRE-TAX INCOME[1] $499 million	CORE ROTCE[1] 12.4%	ADJUSTED TANGIBLE BOOK VALUE[1] $33.56/share

QUARTERLY HIGHLIGHTS

•  EPS of $1.46, up 80% YoY; Adjusted EPS[1] of $0.97, up 17% YoY

•  ROE of 16.6%, up 597 basis points (“bps”) YoY; Core ROTCE[1] of 12.4%, down 45 bps YoY

•  Total Net Revenue of $1.55 billion, up 6% YoY; Adjusted Total Net Revenue[1] of $1.56 billion, up 6% YoY

•  Consolidated net charge-off rate of 0.56%, down 1 bp YoY

•  Consumer auto originations of $9.7 billion sourced from a record 3.3 million applications

•  Estimated retail auto originated yield[1] of 7.60%, up 56 bps YoY

•  Retail auto net charge-off rate of 0.95%, down 9 bps YoY

•  Total deposits up $17.6 billion YoY to $116.3 billion

•  Retail deposits of $98.6 billion, up $3.2 billion QoQ and up 21% YoY

•  Total retail deposit customers of 1.87 million, up 100 thousand QoQ and up 23% YoY

•  Corporate Finance held-for-investment balances up 15% YoY

•  Self-directed net funded accounts at Ally Invest up 24% YoY

•  Direct-to-consumer mortgage originations at Ally Home® of $0.6 billion, Ally’s highest ever quarterly originations

•  Discrete tax benefit of $201 million from valuation allowance release on foreign tax credit carryforwards

•  Completed 2018 Capital Plan, repurchasing $1.0 billion of Ally common stock from July ‘18 - June ‘19

•  Agreed to acquire digital point-of-sale payment solution, Health Credit Services, for $190 million

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In the second quarter, we delivered high quality financial and operational results that reflect our relentless focus on providing industry-leading financial products and services to our more than seven million customers. Adjusted EPS[1] increased 17% year-over-year to $0.97, the highest since becoming a public company, driven by solid top line growth, prudent expense management and strong credit performance.”

“We posted the highest second quarter of retail deposit growth since the inception of Ally Bank, with retail balances increasing $3.2 billion, and total deposits exceeding $116 billion. Importantly, our value proposition continued to resonate in the marketplace, as we welcomed 220 thousand new deposit customers to Ally during the first half of 2019.”

“Our auto business continued to expand risk-adjusted returns, increasing pre-tax income by 20% year-over-year to $459 million. We grew our dealer network for the 21st consecutive quarter, serving 18,100 dealers across the country. The depth and breadth of our dealer relationships resulted in a record 3.3 million decisioned applications in the quarter, leading to $9.7 billion of auto loan and lease originations. Retail auto credit performance remained resilient, with the retail auto net charge-off rate declining 9 basis points year-over-year.”

“Our strong results demonstrate consistent execution along our strategic path. Going forward, our ability to innovate and adapt to shifting market dynamics and consumer preferences positions us favorably to continue delivering for our customers and driving long-term value for our stockholders.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Second Quarter Results

Net income attributable to common shareholders was $582 million in the quarter, including a discrete tax benefit of $201 million from valuation allowance release on foreign tax credit carryforwards, compared to net income attributable to common shareholders of $349 million in the second quarter of 2018, driven by higher net financing revenue and higher other revenue, partially offset by higher provision for loan losses and higher noninterest expense.

Net financing revenue improved to $1.2 billion, up $63 million from a year ago, driven by earning asset growth, deposit growth and liability mix shift, and higher retail auto and commercial auto portfolio yields, partially offset by higher funding costs. Net financing revenue was $25 million higher quarter-over-quarter largely due to higher retail auto portfolio yields and balances, higher day count, higher lease gains and liability mix shift.

Other revenue increased $31 million year-over-year, primarily due to stronger investment gains and higher insurance premiums.

Net interest margin (“NIM”) of 2.66%, including Core OIDA of 1 bp, decreased 2 bps year-over-year. Excluding Core OIDA, NIM was 2.67%, down 7 bps year-over-year, primarily due to growth of lower yielding, capital efficient assets including mortgages and securities.

Provision for loan losses increased $19 million year-over-year to $177 million primarily due to asset growth and reserve release related to hurricane activity in the prior year period.

Noninterest expense increased $42 million year-over-year, driven primarily by higher weather-related losses as well as costs associated with the continued growth of our consumer product suite, including marketing and digital and technological capabilities.

A	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Second Quarter Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	2Q 19	1Q 19	2Q 18	1Q 19	2Q 18

Net Financing Revenue (excluding Core OID)[1]	$1,164	$1,139	$1,115	$25	$49

Core OID	(7)	(7)	(21)	(0)	14

(a) Net Financing Revenue (as reported)	1,157	1,132	1,094	25	63

Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	393	396	356	(4)	37

Change in Fair Value of Equity Securities[2]	2	70	8	(67)	(6)

(b) Other Revenue (as reported)	395	466	364	(71)	31

(c) Provision for Loan Losses	177	282	158	(105)	19

(d) Noninterest Expense	881	830	839	51	42

Pre-Tax Income from Continuing Operations (a+b-c-d)	$494	$486	$461	$8	$33

Income Tax (Benefit) Expense	(90)	111	113	(201)	(203)

(Loss) / Income from Discontinued Operations, Net of Tax	(2)	(1)	1	(1)	(3)

Net Income	$582	$374	$349	$208	$233

	2Q 19	1Q 19	2Q 18	1Q 19	2Q 18

GAAP EPS (diluted)	$1.46	$0.92	$0.81	$0.53	$0.65

Discontinued Operations, Net of Tax	0.01	0.00	(0.00)	0.00	0.01

Core OID, Net of Tax	0.01	0.01	0.04	0.00	(0.02)

Change in Fair Value of Equity Securities, Net of Tax	(0.00)	(0.14)	(0.01)	0.13	0.01

Significant Discrete Tax Items[4]	(0.50)	-	-	(0.50)	(0.50)

Adjusted EPS[3]	$0.97	$0.80	$0.83	$0.17	$0.14

Core ROTCE[3]	12.4%	10.9%	12.8%

Adjusted Efficiency Ratio[3]	46.1%	48.9%	47.7%

Effective Tax Rate	-18.2%	22.8%	24.5%
(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(4)

Significant discrete tax items do not relate to the operating performance of the core businesses. 2Q 19 effective tax rate was impacted primarily due to a release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2019.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	2Q 19	1Q 19	2Q 18	1Q 19	2Q 18

Automotive Finance	$459	$329	$382	$130	$77

Insurance	-	145	11	(145)	(11)

Dealer Financial Services	$459	$474	$393	$(15)	$66

Corporate Finance	46	13	58	33	(12)

Mortgage Finance	14	13	14	1	-

Corporate and Other	(25)	(14)	(4)	(11)	(21)

Pre-Tax Income from Continuing Operations	$494	$486	$461	$8	$33

Core OID[1]	7	7	21	0	(14)

Change in Fair Value of Equity Securities[2]	(2)	(70)	(8)	67	6

Core Pre-Tax Income[3]	$499	$423	$474	$76	$25

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016-01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $459 million was $77 million higher year-over-year, reflecting higher net financing revenue partially offset by higher provision for loan losses and higher noninterest expense.

Net financing revenue was $97 million higher year-over-year primarily due to higher retail auto and commercial auto yields, higher retail auto balances and higher lease gains. Retail auto portfolio yield increased 50 bps year-over-year to 6.58% while commercial auto portfolio yield increased 55 bps year-over-year to 4.75%.

Provision for loan losses increased $10 million year-over-year largely driven by higher retail auto reserve release, which included hurricane activity, in the prior year period, partially offset by lower retail auto net charge-offs. The retail auto net charge-off rate declined 9 bps year-over-year to 0.95%.

Consumer auto originations increased to $9.7 billion from $9.6 billion in the prior year period, which included $5.3 billion of used retail volume, or 54% of total originations, $3.4 billion of new retail volume, and $1.1 billion of leases.

End of period auto earning assets were relatively flat year-over-year at $114.7 billion. End of period consumer auto earning assets were up $2.0 billion year-over-year driven by growth in the retail auto portfolio. End of period commercial earning assets of $33.6 billion were $2.1 billion lower year-over-year while commercial average balance was down $0.7 billion year-over-year to $34.8 billion.

Insurance

Pre-tax income declined $11 million year-over-year as higher earned premiums were more than offset by higher weather losses. Core pre-tax lossB was $4 million in the quarter, compared to Core pre-tax income of $3 million in the prior year period.

Written premiums were up $36 million year-over-year at $314 million driven by continued momentum from the Growth channelC.

Total investment income was up $4 million year-over-year at $34 million due to higher interest income and realized gains, excluding a $4 million increase in the fair value of equity securities during the quarterD

BRepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

CRefer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

Corporate Finance

Pre-tax income was $46 million in the quarter, compared to $58 million in the prior year period, as higher net financing revenue was more than offset by higher provision for loan losses, lower other revenue and higher noninterest expense.

Net financing revenue increased $4 million year-over-year to $61 million, driven by strong loan growth. The held-for-investment portfolio increased 15% year-over-year from $4.2 billion to $4.8 billion.

Provision for loan losses was up $9 million year-over-year primarily due to a recovery recognized in the prior year period.

Mortgage Finance

Pre-tax income was $14 million in the quarter, flat relative to the prior year period. Net financing revenue was up $2 million year-over-year to $46 million, with the held-for-investment portfolio up 24% in the past year driven primarily by bulk mortgage purchases.

Noninterest expense increased $4 million year-over-year primarily due to asset growth.

Direct-to-consumer originations totaled $0.6 billion in the quarter, the highest direct-to-consumer originations since launching the product in 2016.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.17 per share quarterly common dividend and completed $229 million of share repurchases in the second quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s Board of Directors approved a $0.17 per share common dividend for the third quarter of 2019.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioE increased from 9.3% to 9.5% quarter-over-quarter, primarily due to strong earnings generation and valuation allowance release on foreign tax credit carryforwards.

Liquidity & Funding

Consolidated cash and cash equivalents totaled $3.6 billion at quarter-end compared to $4.0 billion at the end of the first quarter.

U.S. auto term securitizations totaled $0.76 billion in the quarter. Additionally, Ally issued $0.75 billion of 5-year unsecured bonds during the quarter.

At quarter-end, 91% of Ally’s total assets were funded at Ally Bank, up from 86% a year ago.

Deposits represented 72% of Ally’s funding portfolio at quarter-end, excluding Core OID balance, increasing from 64% a year ago.

Deposits

Retail deposits increased to $98.6 billion at quarter-end, up $16.9 billion year-over-year and up $3.2 billion for the quarter, reflecting the strongest second quarter retail deposit growth since the inception of Ally Bank. Total deposits increased to $116.3 billion at quarter-end, up $17.6 billion year-over-year.

The average retail portfolio deposit rate was 2.22% for the quarter, up 65 bps year-over-year and up 8 bps quarter-over-quarter. Ally’s cumulative retail portfolio deposit beta from the third quarter of 2015 through the second quarter of 2019 was 48%.

Ally’s retail deposit customer base grew 23% year-over-year, totaling 1.87 million customers at quarter-end, while adding 100 thousand customers during the quarter. Average customer balance ended the quarter at $52.8 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 60% of new customers in the second quarter. Kiplinger’s named Ally the “Best Internet Bank” for the third consecutive year as well as “Best Bank for No-Fee, No-Fuss.”

E Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for GAAP measures. This measure is used by management and we believe is useful to investors in assessing the company’s capital. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.5%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio on page 7.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, certain discrete tax items, and tax-effected changes in equity investments measured at fair value. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, certain discrete tax items, and fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. The revenue and expense activity associated with Ally Invest is included within the Corporate and Other segment.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Growth channel for Insurance includes all non-GM volume.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 19	1Q 19	2Q 18

GAAP Net Income Attributable to Common Shareholders		$582	$374	$349

Discontinued Operations, Net of Tax		2	1	(1)

Core OID		7	7	21

Change in Fair Value of Equity Securities		(2)	(70)	(8)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(1)	13	(3)

Significant Discrete Tax Items		(201)	-	-

Core Net Income Attributable to Common Shareholders	[a]	$387	$325	$358

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	399,916	405,959	432,554

Adjusted EPS	[a] ÷ [b]	$0.97	$0.80	$0.83

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 19	1Q 19	2Q 18

GAAP Net Income Attributable to Common Shareholders		$582	$374	$349

Discontinued Operations, Net of Tax		2	1	(1)

Core OID		7	7	21

Change in Fair Value of Equity Securities		(2)	(70)	(8)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(1)	13	(3)

Significant Discrete Tax Items		(201)	-	-

Core Net Income Attributable to Common Shareholders	[a]	$387	$325	$358

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$14.0	$13.5	$13.1

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.3)

Tangible Common Equity		$13.7	$13.2	$12.8

Core OID Balance		(1.1)	(1.1)	(1.1)

Net Deferred Tax Asset (DTA)		(0.1)	(0.2)	(0.5)

Normalized Common Equity	[b]	$12.5	$11.9	$11.2

Core Return on Tangible Common Equity	[a] ÷ [b]	12.4%	10.9%	12.8%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		2Q 19	1Q 19	2Q 18

GAAP Common Shareholder’s Equity		$14.3	$13.7	$13.1

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)

Tangible Common Equity		14.0	13.4	12.8

Tax-effected Core OID Balance (21% starting in 4Q17)		(0.9)	(0.9)	(0.9)

Adjusted Tangible Book Value	[a]	$13.2	$12.6	$12.0

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	392,775	399,761	425,752

Metric

GAAP Common Shareholder’s Equity per Share		$36.4	$34.3	$30.9

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.7)	(0.7)	(0.7)

Tangible Common Equity per Share		$35.7	$33.6	$30.2

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.2)	(2.1)	(2.1)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$33.6	$31.4	$28.1

Regulatory Capital – Basel III transition to fully phased-in ($ billions)

Numerator		2Q 19	1Q 19	2Q 18

Common Equity Tier 1 Capital	[a]	$13.9	$13.6	$13.3

Denominator

Risk-weighted Assets (Transition)		$145.8	$145.9	$141.6

DTAs Arising from Temporary Differences that Could Not Be Realized Through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.2	0.1	0.3

Risk-weighted Assets (Fully Phased-in)	[b]	$146.0	$146.0	$141.9

Metric

Common Equity Tier 1 (Transition)		9.5%	9.3%	9.4%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.5%	9.3%	9.3%

Original Issue Discount Amortization Expense ($ millions)		2Q 19	1Q 19	2Q 18

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$7	$7	$21

Other OID		3	3	4

GAAP Original Issue Discount Amortization Expense		$10	$10	$25

Outstanding Original Issue Discount Balance ($ millions)		2Q 19	1Q 19	2Q 18

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(1,078)	$(1,085)	$(1,137)

Other Outstanding OID Balance		(44)	(39)	(49)

GAAP Outstanding Original Issue Discount Balance		$(1,122)	$(1,125)	$(1,187)

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 19	1Q 19	2Q 18

GAAP Noninterest Expense		$881	$830	$839

Rep and Warrant Expense		(0)	-	2

Insurance Expense		(301)	(227)	(268)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$580	$603	$573

Denominator ($ millions)

Total Net Revenue		$1,552	$1,598	$1,458

Core OID		7	7	21

Insurance Revenue		(301)	(372)	(279)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,258	$1,233	$1,200

Adjusted Efficiency Ratio	[a] ÷ [b]	46.1%	48.9%	47.7%

Net Financing Revenue (ex. Core OID)

($ millions)		2Q 19	1Q 19	2Q 18

GAAP Net Financing Revenue		$1,157	$1,132	$1,094

Core OID		7	7	21

Net Financing Revenue (ex. Core OID)	[a]	$1,164	$1,139	$1,115

Adjusted Other Revenue

($ millions)		2Q 19	1Q 19	2Q 18

GAAP Other Revenue		$395	$466	$364

Change in Fair Value of Equity Securities		(2)	(70)	(8)

Adjusted Other Revenue	[b]	$393	$396	$356

Adjusted Total Net Revenue

($ millions)		2Q 19	1Q 19	2Q 18

Adjusted Total Net Revenue	[a] + [b]	$1,557	$1,535	$1,471

Insurance Non-GAAP Walk to Core Pre-Tax Income

	2Q 2019					2Q 2018

($ millions) Insurance	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$263	$-	$-	$263	$241	$-	$-	$241

Losses and Loss Adjustment Expenses	127	-	-	127	101	-	-	101

Acquisition and Underwriting Expenses	174	-	-	174	167	-	-	167

Investment Income and Other	38	-	(4)	34	38	-	(8)	30

Pre-Tax Income from Continuing Operations	$-	$-	$(4)	$(4)	$11	$-	$(8)	$3

1Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income.

Additional Financial Information

For additional financial information, the second quarter 2019 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $180.4 billion in assets as of June 30, 2019. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for various financial and operating metrics and statements about future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	Andrea Puchalsky
Ally Investor Relations	Ally Communications (Media)
704-444-5216	313-656-3798
daniel.eller@ally.com	andrea.puchalsky@ally.com